[STATE STREET BANK LOGO APPEARS HERE]


August 12, 1998

Mr. William A. Marshall
Chief Financial Officer
Viisage Technology, Inc.
30 Porter Road
Littleton, MA 01460

Dear Bill:

I am pleased to inform you that State Street Bank has approved the following credit facility. The loan is subject to, but not limited to, the following terms and conditions:

Borrower:      Viisage Technology, Inc.

Type:          Revolving line of credit.

Amount: Maximum of $11,000,000 reducing to a maximum of $10,000,000 at 12/31/98. From the time of closing until 12/31/98, the borrower requires bank's prior approval to borrow in excess of $9,500,000 and prior approval to borrow in excess of $8,000,000 thereafter until maturity.


Maturity:      6/30/2000

Interest Rate  Interest rate options are; floating at State Street Prime + 1/2%, paid monthly in arrears or Libor plus 325 basis points, paid at end of respective Libor borrowing period, either 30,60 or 90 days. If company has no covenant violations and shows a company-wide profit in Q2 99, pricing will adjust to Prime or Libor plus 275 on August 31, 1999. Unless the maturity date is extended, the borrower is prohibited from choosing the Libor option if the maturity of the borrowing period exceeds the maturity date of the facility.


Fees:          1/2% on the unused portion of the revolving credit, quarterly in arrears. A one Time restructuring fee of $75,000 due at closing.
Term Debt
Repayment:     Both existing Tranche A and Tranche B Term Loans are paid off with facility.

Additional
Equity: Viisage will receive $600,000 in capital injection from Lau Acquisition Corporation within 30 days.

Mr. William A. Marshall
Chief Financial Officer
Viisage Technology, Inc.
August 12, 1998
Page Two

Additional

Outside Cash:  Viisage will commit to raise an additional $3.4MM in outside cash. $800,000 must be received by 12/31/98 with the remaining coming into the company on a quarterly basis commensurate with the biometric expenses of that quarter. The purpose of this cash is to fund the company's biometric division.

Collateral:    The Bank will take a first security interest in the unencumbered systems integration/identification card contracts and secondary security interest in contracts currently financed by Sanwa
               Business Credit.


Financial Covenants
-------------------

Minimum Net Income/Maximum Net Loss-

Systems Integration Division
----------------------------

6 months ending Q4 98  ($75M)
Q1 99 - $425M
Q2 99 - $850M  Rolling 4 Quarters
Q3 99 - $1.425MM  Rolling 4 Quarters
Q4 99 - $2.1MM  Rolling 4 quarters
Q100 -  $2.4MM  Rolling 4 Quarters
Q200 -  $2.5MM  Rolling 4 Quarters
Beginning in 1999, no net loss in systems integration division in any one individual quarter.

Net income covenant excludes anticipated accounting change relating to writing off of start up costs. This write off will be added back for calculation purposes.

Minimum Tangible Capital Funds (TNW+Sub.Debt)
$16,400M for quarters ending through 9/30/98, 12/31/98,3/31/99
$17,000M for quarters ending 6/30/99, 9/30/99
$17,500M for quarters ending 12/31/99,3/31/00,6/30/00
Covenants will be adjusted to reflect write off of start-up costs due to anticipated accounting change.

Maximum Total Liabilities/Tangible Capital Funds 2.75X:1 for any quarter ending through 6/30/00.

Mr. William A. Marshall
Chief Financial Officer
Viisage Technology, Inc.
August 12, 1998
Page Three

Quarterly Debt Service Coverage (current quarterly cash flow - EBITDA less unfinanced capital expenditures plus any outside cash injections made during the quarter divided by current quarterly total debt service).

1.25x for 6 months ending 12/31/98, 9 months ending 3/31/99 and on a rolling 4 quarter calculation beginning with 2nd quarter 1999. (Previous 4 quarter cash flow divided by previous 4 quarter debt service)

Other Terms & Conditions:

The bank will be given a 5 year option to purchase 50,000 shares of Viisage Technology, Inc. common stock at $4 per share.

Viisage will maintain the same financial reporting requirements that currently exist with the additional requirement of providing the bank with a consolidating quarterly income statement, balance sheet and cash flow statement that details the systems integration division, the biometrics division and any outside sources of cash received for that quarter.

Quarterly field examinations by the bank's internal examiners, at the discretion of the bank, the cost of which will be borne by the borrower.

Inter-creditor agreement with Sanwa Business Credit satisfactory to the bank.

Participation agreement with BankBoston in the same material form as existing agreement.

The cost of mutually agreed upon legal documentation would be borne by the Borrower.

The Bank reserves the right to cancel this commitment if, in the Bank's sole judgement, there has been a material adverse change in the business, assets, financial condition or prospects prior to the signing of legal documentation and there has been no material misstatement or omissions in the information provided.



Sincerely,

/s/ Michael G. McAuliffe
Michael G. McAuliffe
Vice President